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                              WARBURG, PINCUS TRUST

                        Certificate of Establishment and
                  Designation of the Emerging Growth Portfolio

      The undersigned, being the Assistant Secretary of Warburg, Pincus Trust, a Massachusetts trust with transferable shares (the "Fund"), being hereunto authorized by vote of a Majority of the Trustees of the Fund acting pursuant to
Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust of the Fund dated March 15, 1995, as now in effect (the "Declaration"), does hereby establish and designate the following Portfolio (in addition to the Portfolios now existing) into which the assets of the Fund shall be divided:

                            Emerging Growth Portfolio

(the "Additional Portfolio"), having relative rights and preferences as follows:

      1. The beneficial interest in the Additional Portfolio shall be represented by a separate series (the "Additional Series") of shares of beneficial interest, par value one mil ($.001) per share ("Shares"), which shall bear the name of the Additional Portfolio to which it relates and shall represent the beneficial interest only in such Additional Portfolio. An unlimited number of Shares of the Additional Series may be issued.

      2. The Additional Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933, as amended.

      3. The Shares of the Additional Portfolio, and the Series thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in paragraphs (a) through (l) of
Section 6.2 of the Declaration. Without limitation of the foregoing sentence, each Share of the Additional Series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the Portfolio to which that Additional Series relates, all as provided in the Declaration of Trust.

      4. This Certificate may be executed in several counterparts, each of which shall be an original and all of which shall constitute one instrument.
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      IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.

Dated:  November 24, 1998                 /s/ Janna Manes
                                          ------------------------
                                          Name:  Janna Manes
                                          Title: Assistant Secretary

                                 ACKNOWLEDGMENT

STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )  ss.                 November 24, 1998
      Then personally appeared the above named Janna Manes and acknowledged the foregoing instrument to be her free act and deed.
      Before me,

                                          /s/ Maryann Canfield
                                          --------------------
                                          Notary Public

      My Commission Expires:  September 12, 2000


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